Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 40
(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 77,272,414 Shares of Class A Common Stock Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 1, 2023 (the “Current Report”) other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “HYZN” and “HYZNW,” respectively. On April 28, 2023 the closing price of our Class A Common Stock was $0.83 and the closing price for our public warrants was $0.08.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 1, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2023
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-3962	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
475 Quaker Meeting House Road Honeoye Falls, NY		14472
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 1, 2023, Hyzon Motors Inc. (the “Company”) issued a press release announcing that it has appointed Ms. Sue Sun-LaSovage, age 57, as the Company’s Chief Human Resources Officer. Ms. Sun- LaSovage’s appointment is effective May 2, 2023.

From 2021 to 2023, Ms. Sun-LaSovage served as Chief People Officer for Via Motors, a designer and manufacturer of electric commercial truck platforms. From 2018 to 2020, Ms. Sun-LaSovage served as Global Vice President, Human Resources & Business Transformation, for SRG Global, a Guardian Company and supplier of automotive and commercial truck parts and components. Previously, Ms. Sun-LaSovage held various senior-level human resources roles at LeSaffre Yeast Corporation, S.C. Johnson & Son, and Dow Chemical. She holds a Master’s Degree in Human Resources & Industrial Relations from the University of Minnesota, and a Bachelor’s Degree in Mechanical & Optical Engineering from HuaZhong University of Science & Technology in China.

Ms. Sun-LaSovage does not have a direct or indirect material interest in any transaction with the Company that requires disclosure pursuant to Item 404(a) of Regulation S-K, and there is no arrangement or understanding between Ms. Sun-LaSovage and any other person pursuant to which Ms. Sun-LaSovage was selected to serve as the Company’s Chief Human Resources Officer. Ms. Sun-LaSovage is not related to any member of the board of directors of the Company or any executive officer of the Company.

In connection with her appointment as Chief Human Resources Officer, the Company entered into an employment agreement with Ms. Sun-LaSovage (the “Agreement”). The Agreement provides for a base salary of $340,000 per year and an annual target cash bonus opportunity of 50% of base salary. Subject to the approval of the Company’s board of directors, Ms. Sun-LaSovage will receive 500,000 restricted stock units under the Company’s 2021 Equity Incentive Plan that will vest equally over the course of four years, subject to Ms. Sun-LaSovage’s continued employment. In addition, Ms. Sun-LaSovage will receive a sign-on bonus of 130,000 restricted stock units under the Company’s 2021 Equity Incentive Plan that will vest over one year, subject to her continued employment. Ms. Sun-LaSovage will also be entitled to participate in the Company’s employee health/welfare and retirement benefit plans and programs.

Item 7.01 Regulation FD Disclosure

On May 1, 2023, the Company furnished a press release regarding the appointment of Ms. Sun-LaSovage as Chief Human Resources Officer, as described above in Item 5.02 of this Current Report on Form 8-K. The press release is attached hereto as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

The information set forth in Item 7.01 (including Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description
10.1	Employment Agreement dated April 11, 2023, by and between the Company and Sue Sun-LaSovage.
99.1	Press release, dated May 1, 2023 issued by the Company.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: May 1, 2023	By:	/s/ Parker Meeks
	Name:	Parker Meeks
	Title:	Chief Executive Officer